Exhibit 99.1

FBR & CO.

February 11, 2016

9:00 a.m. EST

TRANSCRIPT Q4 2015

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Company fourth quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder today’s conference may be recorded. I would like to introduce your host for today’s conference Ms. Shannon Hawkins, Senior Vice President. Ma’am, please go ahead.

Shannon Hawkins – FBR & Co. – SVP, Corporate Communications

Thank you and good morning. This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this morning’s call, I would like remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rate and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general, economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual on Form 10-K, quarterly reports on Form 10-Q and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix – FBR & Co. – Chairman and CEO

Thank you, Shannon, and good morning, everyone. As most of you have seen by now, last night we reported a net loss of $7.5 million on revenue of $120.4 million for 2015. This compares to net earnings of $17 million on revenue of $182 million in 2014.

For the full year, investment banking revenue totaled $71.1 million, compared to $115.3 million in 2014. This revenue was generated from 51 transactions and a total of $9.3 billion in transaction volume. The reduction in banking revenue is the result of fewer institutional private placement transactions year-over-year.

We completed four 144As with an average size of $162 million in 2015, compared to six with an average size of $206 million in 2014. This decline in revenue is illustrative of just how challenging the equity capital markets continue to be, particularly in sectors like Financial Services, Real Estate, Insurance, and Energy. In those sectors and within market caps where we have historically done most of our work, total initial equity volume was down 37 percent year-over-year and 70 percent versus 2013. In spite of these declines, we were active and executed transactions across our entire industry set and the development of our healthcare industry group is producing results. Further, over the course of the year we have broadened our equity capital markets capabilities through the addition of a market-leading ATM product offering.

On the brokerage side, market headwinds continued as revenue from institutional brokerage was $53.5 million, down from $59.0 million in 2014. As a result of this performance, we have made significant changes on our sales and trading desks and expect that we will return to the consistent growth we experienced in 2013 and 2014. Within equity research, we are focusing our resources to more closely align those efforts with the activities of our trading desks and our banking franchise to make our research more valuable to clients and shareholders.

The Company recorded net investment losses during the year of $4.2 million, compared to net investment income of $7.9 million in 2014. Since 2012 when we initiated an active capital allocation strategy as an alternative to cash, that activity has generated net revenue of $16 million. As previously communicated, we have been reducing investment positions in order to enhance liquidity and fund common stock repurchases. Portfolio reductions have produced approximately $20 million of liquidity in the fourth quarter, another $20 million since the end of the year and an additional $23 million is scheduled between now and July. Of note, our earliest redemptions were focused disproportionately on de-risking the positions and consequently, we have been less exposed to the challenges in the credit market than we might have been otherwise.

Throughout 2015, we maintained expense discipline and non-comp fixed expenses declined to $41.9 million, compared to $43.9 million in 2014. Our continued focus on expenses has led to predictability within those more controllable elements of our income statement and we continually look for ways to more cost-effectively support our business.

Headcount remained steady right at 300 at year-end and our compensation-to-net revenue ratio for the year was 64 percent, reflective of lower revenue generation. This measure continues to be an important metric for us, and although it was higher than our target range, it is nonetheless favorable in relation to our peer firm range and far lower than we have achieved in previous weak revenue years.

In the fourth quarter, the Company repurchased 376 thousand shares at an average price of $20.51 per share. Over the course of the full year, FBR returned to $45.2 million to shareholders through the open market repurchase of 1.9 million shares at an average price of $23.19 per share, with an additional $3.1 million of repurchases through tax settlements on employee share vestings.

Since 2010, we have repurchased 11.4 million shares in the open market, significantly more than our total current outstanding shares, and returned over $225 million to shareholders. This activity has produced a cumulative accretion to book value of $5.49 per share. As noted in the release, the Board increased the Company’s repurchase authorization up to 1 million shares which we expect to utilize in 2016. In addition to these share repurchases, and as discussed last quarter, the netting of shares for tax withholdings on the 2016 stock compensation vesting event will result in the repurchase of approximately 600 thousand additional shares in the early part of this year.

As of December 31, 2015, shareholders’ equity totaled $211 million, with $70 million held in cash. Tangible book value per share was $27.83, down 2.8 percent for the year. Adjusted for dividends, this measure is down closer to 1 percent for the year.

Our balance sheet remains unlevered, transparent and an important source of strength for the firm. We intend to continue to maintain a solid financial foundation and to concurrently return capital to shareholders through an active buy-back program and regular quarterly dividend.

Obviously the market continues to be challenging. Historically, the bulk of our revenue has been generated from large, sole-managed equities transactions, and we expect that to continue. However, we have recently added a number of additional sources of revenue and have made organizational changes relative to how we execute our capital markets activities to enhance and expand our revenue growth. These changes should benefit us in both strong and weak capital market environments and include product extensions of ATMs, retail distribution, SPACs, SBIC fund placement and securities lending. Additionally, we have specific efforts around tighter alignment of research, strategic brokerage hires, and increased focus on corporate buybacks, all of which are designed to generate revenue in addition to the big revenue events that are so important to us.

This is the third time in the last six years that there has been a material multi-quarter slowdown in equity capital markets activity which is why we restructured in 2011. Coming out of each previous slowdown, we have identified significant opportunities around specific economic themes and executed large capital raises to take advantage of them. While there is obviously uncertainty around the timing of improvements to the current environment, we remain confident that when market conditions do improve, we will be there to deliver insightful and creative transactions for clients and investors.

Thank you for joining us today and operator, we will now take questions.

Operator

(Operator Instructions)

Chris Howe - Barrington Research Associates, Inc. - Analyst

Hi. Good morning. This is Chris Howe sitting in for Alex Paris. I just had a few questions. Did you meet your internal expectations for the number of transactions in the quarter? And as a follow on to that, were there any deals that were postponed, had to be postponed?

Rick Hendrix

The answer to the first part of that question is no, we did not meet our internal expectations. We had several transactions, but two in particular in the fourth quarter that did not execute that we had in the market. One of those I would put in the postponed category and there is continuing work going on that right now. The other, I don’t think is likely to come back to market.

Chris Howe

Then, I was curious as to your overall opinion internally on how you see the IPO market playing out for the remainder of the year?

Rick Hendrix

I think it has, clearly, been a tremendously challenging start to the year. We have had one transaction on the road ourselves very early in January and we held it over for quite a while until just recently postponing it, officially two days ago. And you have seen virtually nothing execute year-to-date. There have been a couple of healthcare transactions and that is it.

Do I think that the IPO window is going to be shut all year long? I don’t, but as long as we continue to have this kind of volatility in the equity markets, the IPO market is going to struggle and obviously its doing more than struggling right now, I would say it is effectively shut.

Chris Howe

Thank you for the color. And then, one last question for me. How did the global macro funds perform in the quarter? Were they still strong just following on to the previous quarter and is this kind of where you are seeing the quote unquote alpha-generating investment ideas?

Rick Hendrix

No, I think we’ve got two different concepts at least in how we communicate here. In terms of our investments and where those reside, I would say that the relative value and more macro-oriented funds actually did okay on a relative basis in the fourth quarter. Where there continued to be pressure was in credit-related funds and we had some markdowns in our 144A securities that we carry on the balance sheet in the fourth quarter.

In terms of alpha-generating ideas, obviously that is the business we are in, to try to bring those to clients and we are looking at and working on those kinds of ideas in each of our industry groups, always. I do think that our history is that when we come out of these really weak periods, generally, we are set up for a series of thematically related transactions and we are working on those kinds of ideas currently.

The work we did do in the fourth quarter, which might be a little counterintuitive, was actually in Energy and that is where we had success more so than any other industry sector throughout 2015. And while the Energy markets are in a serious dislocation currently and crude oil prices are having a rippling effect on the services business and the MLP business, and really throughout the industry, I think that is going to lead to opportunity later in 2016. And we are doing a lot of work around where those opportunities exist currently, and are going to present themselves so that we are there to take advantage of it.

Alex Paris - Barrington Research Associates, Inc. - Analyst

Rick, its Alex. I joined the call late and forgive me if anyone has asked this question or you addressed this issue. But, I just wanted to know about your use of cash policy given these dislocated markets. You pay a dividend, a nice dividend and you declared a dividend today, at current levels at yields close to 5 percent. The first question is how secure is that? And then the second related question is share repurchases in this environment obviously they would be very accretive given where tangible book value is but, are you in a cash conservation mode or should we expect to see continued aggressive share repurchases?

Rick Hendrix

First on the dividend, we view the dividend as very secure. As you said, it yields about 5 percent currently on today’s stock price. If you think about the dividend in dollar terms with a 20 percent quarterly run rate, it is something less than $6 million a year, so we feel like even in a difficult operating environment we certainly view it, and want investors to view it, as secure.

In terms of buybacks, with the stock down here, it is even more accretive to be buying back shares and the Board did re-up the authorization to 1 million shares yesterday. We will continue to be active buyers of our own stock.

Now, as we mentioned in the script and talked about last quarter, we have about 600 thousand shares that we are going to be buying here in the early part of the year, just for tax settlements on vesting of restricted shares. But we expect to use the authorization that the Board put in place yesterday over the course of 2016 and 1 million shares on our current share count is an additional 15 percent buyback over the course of the year. So, I view that as significant return of capital to shareholders and we want to do as much as we can at low prices but I’m not sure we want to front load all of that given the way the environment is set up currently.

Alex Paris

That makes sense because the investors understand I think, I understand, the capital markets business is cyclical. You’ve got to reserve capital in the downturns, of course, but we know it is going to be somewhat volatile and it is going to trace whatever the markets are doing. Knowing though, as a shareholder, that the dividend is secure and you’re committed to returning cash to shareholders through share repurchases is comforting.

Rick Hendrix

I think the way we want people do view it is we are certainly cognizant of the environment and it is easier to be aggressive when you are generating a lot of cash internally, but we don’t intend to change the strategy we have been pursuing.

Alex Paris

Thanks very much for that, Rick.

Operator

(Operator Instructions)

Larry Callahan – Wheelhouse Securities – Analyst

Good morning. I wanted to see if you could tell us — I believe you said you sold an additional $20 million of equity investments and tend to do another $23 million by July. If those numbers are right and you said it was de-risking, should we assume significant losses on those sales?

Rick Hendrix

No. Any adjustments from a valuation standpoint that were resident or in place at the end of the year are reflected in our year-end numbers. And I don’t think there is any reason anybody should expect significant losses out of those investment activities going forward. The market is really challenging but most of those investments are not in the equity sector. We do carry about $10 million to $12 million of positions in 144As that we have underwritten and those clearly are exposed directly to the market, but we took some write-downs on those positions in the fourth quarter as I mentioned. I don’t think there is reason to think that there are going to be significant losses, or markdowns, on the redemptions that we are talking about in the first part of this year.

Larry Callahan

Thank you.

Operator

(Operator Instructions)

Thank you. There are no further questions at this time. I would like to turn the call over to management for any closing remarks.

Rick Hendrix

I want to thank everyone for joining us this morning and we look forward to talking to you again after our first-quarter results in April. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.